Exhibit 99.1

GLOBAL PARTNERS LP 275 Grove Street Suite 3-400 Newton, MA 02466 www.globalp.com

FOR IMMEDIATE RELEASE

Contacts:
Gregory B. Hanson	Kristin K. Seabrook
Chief Financial Officer	Chief Legal Officer and Secretary
Global Partners LP	Global Partners LP
(781) 894-8800	(781) 894-8800

Global Partners LP Reports Third-Quarter 2026 Financial Results

Newton, Mass., November 6, 2026 – Global Partners LP (NYSE: GLP) (“Global Partners” or the “Partnership”) today reported financial results for the third quarter ended September 30, 2026.

CEO Commentary

“Our third quarter results demonstrate the strength of our integrated liquid energy model, with strong growth in both EBITDA and distributable cash flow year over year,” said Eric Slifka, the Partnership’s President and Chief Executive Officer. “Solid execution across our terminal network and Wholesale business more than offset lower retail fuel volumes as higher pump prices weighed on demand, and our station operations held steady. That balance reflects the resilience of our integrated model.

“We continue to strengthen our capital structure. The July redemption of our Series B preferred units and the extension of our credit facility to 2031 give us greater flexibility,” Slifka said. “With strong distribution coverage and low leverage, we are well positioned to invest in the business, return cash to unitholders, and pursue compelling opportunities with discipline.”

Third-Quarter 2026 Financial Highlights

Net income in the third quarter of 2026 was $52.4 million, or $1.26 per diluted common limited partner unit, compared with net income of $29.0 million, or $0.66 per diluted common limited partner unit, in the same period of 2025.

Earnings before interest, taxes, depreciation and amortization (EBITDA) were $120.8 million in the third quarter of 2026 compared with $97.1 million in the same period of 2025.

Adjusted EBITDA was $122.9 million in the third quarter of 2026 versus $98.8 million in the same period of 2025.

Distributable cash flow (DCF) was $70.1 million in the third quarter of 2026 compared with $53.0 million in the same period of 2025.

Adjusted DCF was $70.3 million in the third quarter of 2026 compared with $53.3 million in the same period of 2025.

Gross profit in the third quarter of 2026 was $296.0 million compared with $271.4 million in the same period of 2025.

Combined product margin, which is gross profit adjusted for depreciation allocated to cost of sales, was $329.1 million in the third quarter of 2026 compared with $303.9 million in the same period of 2025.

Combined product margin, EBITDA, adjusted EBITDA, DCF and adjusted DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to the Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three and nine months ended September 30, 2026 and 2025.

Gasoline Distribution and Station Operations (GDSO) segment product margin was $210.6 million in the third quarter of 2026 compared with $218.9 million in the same period of 2025. Product margin from gasoline distribution decreased to $136.8 million from $144.8 million in the year-earlier period, in part due to lower fuel volume. Product margin from station operations was $73.8 million compared with $74.1 million in the third quarter of 2025.

Wholesale segment product margin was $111.4 million in the third quarter of 2026 compared with $78.0 million in the same period of 2025. Gasoline and gasoline blendstocks product margin increased to $75.8 million from $61.5 million in the same period of 2025, primarily reflecting more favorable market conditions in gasoline. Product margin from distillates and other oils increased to $35.6 million in the third quarter of 2026 from $16.5 million in the same period of 2025, due to more favorable market conditions in distillates.

Commercial segment product margin was $7.1 million in the third quarter of 2026 compared with $7.0 million in the same period of 2025.

Total sales were $6.7 billion in the third quarter of 2026 compared with $4.7 billion in the same period of 2025. Wholesale segment sales were $4.7 billion in the third quarter of 2026 compared with $3.1 billion in the same period of 2025. GDSO segment sales were $1.6 billion in the third quarter of 2026 compared with $1.3 billion in the same period of 2025. Commercial segment sales were $0.4 billion in the third quarter of 2026 compared with $0.3 billion in the same period of 2025.

Total volume was 1.9 billion gallons in the third quarters of 2026 and 2025. Wholesale segment volume was 1.4 billion gallons in the third quarters of 2026 and 2025. GDSO volume was 361.3 million gallons in the third quarter of 2026 compared with 390.8 million gallons in the same period of 2025. Commercial segment volume was 124.7 million gallons in the third quarter of 2026 compared with 149.2 million gallons in the same period of 2025.

Recent Developments

•	Global Partners announced a cash distribution of $0.7850 per unit ($3.14 per unit on an annualized basis) on all of its outstanding common units from July 1, 2026 through September 30, 2026. The distribution will be paid on November 13, 2026 to unitholders of record as of the close of business on November 9, 2026.

•	Global Partners amended its credit agreement, extending the maturity date by more than three years to October 16, 2031 and maintaining its $1.0 billion working capital revolving credit facility and $500.0 million revolving credit facility, while eliminating $300.0 million of interim working capital commitments.

Financial Results Conference Call

Management will review the Partnership’s third-quarter 2026 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m.ET

Dial-in numbers:	(877) 709-8155 (U.S. and Canada)

(201) 689-8881 (International)

Please plan to dial in to the call at least 10 minutes prior to the start time. The call also will be webcast live and archived on Global Partners’ website, https://ir.globalp.com

About Global Partners LP

Building on a legacy that began more than 90 years ago, Global Partners has evolved into a Fortune 500 company and industry-leading integrated owner, supplier, and operator of liquid energy terminals, fueling locations, and guest-focused retail experiences. Global Partners operates or maintains dedicated storage at 54 liquid energy terminals—with connectivity to strategic rail, pipeline, and marine assets—spanning from Maine to Florida and into the U.S. Gulf States. Through this extensive network, the company distributes gasoline, distillates, residual oil, and renewable fuels to wholesalers, retailers, and commercial customers. In addition, Global Partners has a large portfolio of owned, leased and/or supplied retail locations across the Northeast states, the Mid-Atlantic, and Texas, providing the fuels people need to keep them on the go at their unique guest-focused convenience destinations. Recognized as one of Fortune’s Most Admired Companies, Global Partners is embracing progress and diversifying to meet the needs of the energy transition.

Global Partners, a master limited partnership, trades on the New York Stock Exchange under the ticker symbol “GLP.” For additional information, visit www.globalp.com.

Use of Non-GAAP Financial Measures

Product Margin

Global Partners views product margin as an important performance measure of the core profitability of its operations. The Partnership reviews product margin monthly for consistency and trend analysis. Global Partners defines product margin as product sales minus product costs. Product sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels and crude oil, as well as convenience store and prepared food sales, gasoline station rental income and revenue generated from logistics activities when the Partnership engages in the storage, transloading and shipment of products owned by others. Product costs include the cost of acquiring products and all associated costs including shipping and handling costs to bring such products to the point of sale as well as product costs related to convenience store items and costs associated with logistics activities. The Partnership also looks at product margin on a per unit basis (product margin divided by volume). Product margin is a non-GAAP financial measure used by management and external users of the Partnership’s consolidated financial statements to assess its business. Product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, product margin may not be comparable to product margin or a similarly titled measure of other companies.

EBITDA and Adjusted EBITDA

EBITDA and adjusted EBITDA are non-GAAP financial measures used as supplemental financial measures by management and may be used by external users of Global Partners’ consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

•	compliance with certain financial covenants included in its debt agreements;

•	financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;

•	ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;

•	operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, gasoline blendstocks, renewable fuels, crude oil and propane, and in the gasoline stations and convenience stores business, without regard to financing methods and capital structure; and

•	viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

Adjusted EBITDA is EBITDA further adjusted for gains or losses on the sale and disposition of assets, goodwill and long-lived asset impairment charges and Global Partners’ proportionate share of EBITDA related to its Spring Partners Retail LLC joint venture, which is accounted for using the equity method. EBITDA and adjusted EBITDA should not be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and adjusted EBITDA exclude some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, EBITDA and adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow and Adjusted Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for the Partnership’s limited partners since it serves as an indicator of Global Partners’ success in providing a cash return on their investment. Distributable cash flow as defined by the Partnership’s partnership agreement (the “partnership agreement”) is net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the board of directors of the Partnership’s general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow.

Distributable cash flow as used in the partnership agreement also determines Global Partners’ ability to make cash distributions on its incentive distribution rights. The investment community also uses a distributable cash flow metric similar to the metric used in the partnership agreement with respect to publicly traded partnerships to indicate whether or not such partnerships have generated sufficient earnings on a current or historical level that can sustain distributions on preferred or common units or support an increase in quarterly cash distributions on common units. The partnership agreement does not permit adjustments for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

Adjusted distributable cash flow is a non-GAAP financial measure intended to provide management and investors with an enhanced perspective of the Partnership’s financial performance. Adjusted distributable cash flow is distributable cash flow (as defined in the partnership agreement) further adjusted for Global Partners’ proportionate share of distributable cash flow related to its Spring Partners Retail LLC joint venture, which is accounted for using the equity method. Adjusted distributable cash flow is not used in the partnership agreement to determine the Partnership’s ability to make cash distributions and may be higher or lower than distributable cash flow as calculated under the partnership agreement.

Distributable cash flow and adjusted distributable cash flow should not be considered as alternatives to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, the Partnership’s distributable cash flow and adjusted distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

Forward-looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Global Partners’ current expectations and beliefs concerning future developments and their potential effect on the Partnership. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates. Forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) including, without limitation, uncertainty around the timing of an economic recovery in the United States which will impact the demand for the products we sell and the services that we provide, and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and present expectations or projections. We believe these assumptions are reasonable given currently available information. Our assumptions and future performance are subject to a wide range of business risks, uncertainties and factors, which are described in our filings with the Securities and Exchange Commission (SEC).

For additional information regarding known material factors that could cause actual results to differ from the Partnership’s projected results, please see Global Partners’ filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Global Partners undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GLOBAL PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per unit data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Sales	$6,684,388	$4,694,416	$18,798,276	$13,913,538
Cost of sales	6,388,422	4,423,048	17,841,202	13,114,567
Gross profit	295,966	271,368	957,074	798,971

Costs and operating expenses:
Selling, general and administrative expenses	79,350	76,289	261,731	224,781
Operating expenses	131,142	132,505	397,210	394,883
Amortization expense	1,270	1,275	3,809	4,063
Net loss (gain) on sale and disposition of assets	533	(136)	(2,449)	(2,355)
Long-lived asset impairment	-	20	-	231
Total costs and operating expenses	212,295	209,953	660,301	621,603

Operating income	83,671	61,415	296,773	177,368

Other income (expense):
Income from equity method investments	884	655	3,606	3,071
Interest expense	(31,397)	(33,316)	(99,984)	(103,878)
Loss on early extinguishment of debt	-	(176)	-	(2,971)

Income before income tax (expense) benefit	53,158	28,578	200,395	73,590

Income tax (expense) benefit	(800)	447	(6,916)	(671)

Net income	52,358	29,025	193,479	72,919

Less: General partner’s interest in net income, including incentive distribution rights	5,910	4,799	17,179	13,826
Less: Preferred limited partner interest in net income	594	1,781	4,156	5,343
Less: Redemption of Series B preferred limited partner units	2,833	-	2,833	-

Net income attributable to common limited partners	$43,021	$22,445	$169,311	$53,750

Basic net income per common limited partner unit (1)	$1.27	$0.66	$5.00	$1.59

Diluted net income per common limited partner unit (1)	$1.26	$0.66	$4.95	$1.57

Basic weighted average common limited partner units outstanding	33,845	33,874	33,887	33,893

Diluted weighted average common limited partner units outstanding	34,130	34,157	34,173	34,239

(1)   Under the Partnership’s partnership agreement, for any quarterly period, the incentive distribution rights (“IDRs”) participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership’s undistributed net income or losses.  Accordingly, the Partnership’s undistributed net income or losses is assumed to be allocated to the common unitholders and to the General Partner’s general partner interest.  Net income attributable to common limited partners is divided by the weighted average common units outstanding in computing the net income per limited partner unit.

GLOBAL PARTNERS LP

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$21,547	$12,243
Accounts receivable, net	847,650	530,142
Accounts receivable - affiliates	4,146	2,627
Inventories	609,662	549,118
Brokerage margin deposits	9,286	17,804
Derivative assets	22,864	17,067
Prepaid expenses and other current assets	77,340	98,486
Total current assets	1,592,495	1,227,487

Property and equipment, net	1,657,958	1,657,444
Right of use assets, net	346,663	378,358
Intangible assets, net	9,541	13,350
Goodwill	421,913	421,913
Equity method investments	118,299	113,755
Other assets	27,150	38,410

Total assets	$4,174,019	$3,850,717

Liabilities and partners’ equity
Current liabilities:
Accounts payable	$923,524	$573,202
Working capital revolving credit facility - current portion	99,000	126,100
Lease liability - current portion	70,480	73,775
Environmental liabilities - current portion	7,443	7,193
Trustee taxes payable	64,186	83,801
Accrued expenses and other current liabilities	216,041	207,580
Derivative liabilities	82,347	4,540
Total current liabilities	1,463,021	1,076,191

Working capital revolving credit facility - less current portion	-	100,000
Revolving credit facility	144,500	103,500
Senior notes	1,234,939	1,232,723
Lease liability - less current portion	295,755	311,429
Environmental liabilities - less current portion	84,630	88,772
Financing obligations	124,365	128,505
Deferred tax liabilities	67,957	64,534
Other long-term liabilities	63,823	69,520
Total liabilities	3,478,990	3,175,174

Partners’ equity	695,029	675,543

Total liabilities and partners’ equity	$4,174,019	$3,850,717

GLOBAL PARTNERS LP

FINANCIAL RECONCILIATIONS

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Reconciliation of gross profit to product margin:
Wholesale segment:
Gasoline and gasoline blendstocks	$75,763	$61,480	$255,340	$177,443
Distillates and other oils	35,625	16,499	116,636	85,908
Total	111,388	77,979	371,976	263,351
Gasoline Distribution and Station Operations segment:
Gasoline distribution	136,776	144,763	448,490	408,430
Station operations	73,867	74,132	206,678	206,216
Total	210,643	218,895	655,168	614,646
Commercial segment	7,084	6,998	29,260	20,248
Combined product margin	329,115	303,872	1,056,404	898,245
Depreciation allocated to cost of sales	(33,149)	(32,504)	(99,330)	(99,274)
Gross profit	$295,966	$271,368	$957,074	$798,971

Reconciliation of net income to EBITDA and adjusted EBITDA:
Net income	$52,358	$29,025	$193,479	$72,919
Depreciation and amortization	36,211	35,236	108,443	107,265
Interest expense	31,397	33,316	99,984	103,878
Income tax expense (benefit)	800	(447)	6,916	671
EBITDA (1)	120,766	97,130	408,822	284,733
Net loss (gain) on sale and disposition of assets	533	(136)	(2,449)	(2,355)
Long-lived asset impairment	-	20	-	231
Income from equity method investment (2)	(685)	(249)	(3,141)	(1,125)
EBITDA related to equity method investment (2)	2,333	2,033	8,231	6,732
Adjusted EBITDA (1)	$122,947	$98,798	$411,463	$288,216

Reconciliation of net cash provided by operating activities to EBITDA and adjusted EBITDA:
Net cash provided by operating activities	$179,757	$19,026	$384,479	$183,756
Net changes in operating assets and liabilities and certain non-cash items	(91,188)	45,235	(82,557)	(3,572)
Interest expense	31,397	33,316	99,984	103,878
Income tax expense (benefit)	800	(447)	6,916	671
EBITDA (1)	120,766	97,130	408,822	284,733
Net loss (gain) on sale and disposition of assets	533	(136)	(2,449)	(2,355)
Long-lived asset impairment	-	20	-	231
Income from equity method investment (2)	(685)	(249)	(3,141)	(1,125)
EBITDA related to equity method investment (2)	2,333	2,033	8,231	6,732
Adjusted EBITDA (1)	$122,947	$98,798	$411,463	$288,216

Reconciliation of net income to distributable cash flow and adjusted distributable cash flow:
Net income	$52,358	$29,025	$193,479	$72,919
Depreciation and amortization	36,211	35,236	108,443	107,265
Amortization of deferred financing fees	2,079	1,935	6,032	5,593
Amortization of routine bank refinancing fees	(1,235)	(1,287)	(3,706)	(3,714)
Maintenance capital expenditures	(19,301)	(11,929)	(45,132)	(31,421)
Distributable cash flow (1)(3)(4)	70,112	52,980	259,116	150,642
Income from equity method investment (2)	(685)	(249)	(3,141)	(1,125)
Distributable cash flow from equity method investment (2)	852	558	3,648	2,594
Adjusted distributable cash flow (1)(4)	70,279	53,289	259,623	152,111
Distributions to preferred unitholders (5)	(594)	(1,781)	(4,156)	(5,343)
Adjusted distributable cash flow after distributions to preferred unitholders	$69,685	$51,508	$255,467	$146,768

Reconciliation of net cash provided by operating activities to distributable cash flow and adjusted distributable cash flow:
Net cash provided by operating activities	$179,757	$19,026	$384,479	$183,756
Net changes in operating assets and liabilities and certain non-cash items	(91,188)	45,235	(82,557)	(3,572)
Amortization of deferred financing fees	2,079	1,935	6,032	5,593
Amortization of routine bank refinancing fees	(1,235)	(1,287)	(3,706)	(3,714)
Maintenance capital expenditures	(19,301)	(11,929)	(45,132)	(31,421)
Distributable cash flow (1)(3)(4)	70,112	52,980	259,116	150,642
Income from equity method investment (2)	(685)	(249)	(3,141)	(1,125)
Distributable cash flow from equity method investment (2)	852	558	3,648	2,594
Adjusted distributable cash flow (1)(4)	70,279	53,289	259,623	152,111
Distributions to preferred unitholders (5)	(594)	(1,781)	(4,156)	(5,343)
Adjusted distributable cash flow after distributions to preferred unitholders	$69,685	$51,508	$255,467	$146,768

(1) EBITDA, adjusted EBITDA, distributable cash flow (“DCF”) and adjusted DCF include a loss on early extinguishment of debt of $0.2 million and $3.0 million for the three and nine months ended September 30, 2025, respectively, related to the 2025 redemption of the Partnership’s 7.00% senior notes due 2027.

(2)  Represents the Partnership’s proportionate share of income or loss, EBITDA and DCF, as applicable, related to the Partnership’s 49.99% interest in its Spring Partners Retail LLC joint venture, which is accounted for using the equity method.

(3)  As defined by the Partnership’s partnership agreement, DCF is not adjusted for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

(4)  DCF and adjusted DCF include a net (loss) gain on sale and disposition of assets and long-lived asset impairment of ($0.5 million) and $0.1 million for the three months ended September 30, 2026 and 2025, respectively, and $2.4 million and $2.1 million for the nine months ended September 30, 2026 and 2025, respectively.  DCF also includes income of $0.7 million and $0.2 million for the three months ended September 30, 2026 and 2025, respectively, and $3.1 million and $1.1 million for the nine months ended September 30, 2026 and 2025, respectively, related to the Partnership’s 49.99% interest in its Spring Partners Retail LLC joint venture, which is accounted for using the equity method.

(5)  Distributions to preferred unitholders represent the distributions payable to the Series B preferred unitholders earned during the period. Distributions on the Series B preferred units were cumulative and payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.  On July 30, 2026, all of the Partnership’s Series B preferred units were redeemed and are no longer outstanding.